UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Westmoreland Coal Company

(Name Of Registrant As Specified In Its Charter)

(Name Of Person(s) Filing Proxy Statement If Other Than The Registrant)

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WESTMORELAND COAL COMPANY
14th Floor
2 North Cascade Avenue
Colorado Springs, Colorado 80903

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

        The Annual Meeting of Stockholders of Westmoreland Coal Company will be held at the offices of Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado, on Thursday, May 20, 2004 at 10:00 a.m. Mountain Daylight Time, for the following purposes:

1.	The election by the holders of Common Stock of seven directors to the Board of Directors to serve for a one-year term; and

2.	The election by the holders of Depositary Shares of the Company (each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock) of two additional directors to the Board of Directors to serve for a one-year term; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on April 5, 2004 will be entitled to notice of and to vote at the meeting. The proxy statement which follows contains more detailed information as to the actions proposed to be taken.

        PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED
ENVELOPE IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.

/s/ W. Michael Lepchitz

W. Michael Lepchitz
Secretary
April 20, 2004	www.westmoreland.com

WESTMORELAND COAL COMPANY
14th Floor
2 North Cascade Avenue
Colorado Springs, Colorado 80903

April 20, 2004

PROXY STATEMENT

General Information

        The enclosed proxy is solicited on behalf of the Board of Directors of Westmoreland Coal Company, a Delaware corporation (“Westmoreland” or the “Company”), for use at the Annual Meeting of Stockholders to be held on May 20, 2004. The proxy may be revoked by a stockholder at any time before its exercise by written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. The expense of this solicitation will be paid by the Company. This proxy statement and the enclosed proxy were first sent to stockholders of the Company on or about April 20, 2004. In addition to solicitations by mail, the Company’s directors, officers and employees may solicit proxies by telephone, e-mail, telegraph, facsimile and personal interview, but will receive no additional compensation for doing so. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. The Company will reimburse those brokerage houses and other persons for their reasonable expenses for such services.

        Stockholders of record at the close of business on April 5, 2004 (“record date”) will be entitled to vote at the meeting. On the record date, the Company had outstanding 8,023,384 shares of Common Stock with a par value of $2.50 and 820,333 Depositary Shares (each of which represents one quarter of a share of Series A Convertible Exchangeable Preferred Stock with a par value of $1.00).

        The Common Stock and the Depositary Shares constitute all of the Company’s voting securities. Each outstanding share of Common Stock and each outstanding Depositary Share will entitle the holder to one vote for each nominee as director; provided, however, that of the nine nominees for the Board of Directors of the Company, seven of such nominees (the “Common Stockholder Nominees”) will be elected solely by the holders of Common Stock and two of such nominees (the “Depositary Stockholder Nominees”) will be elected solely by the holders of Depositary Shares. ACCORDINGLY, ONLY HOLDERS OF COMMON STOCK WILL BE ENTITLED TO VOTE FOR THE COMMON STOCKHOLDER NOMINEES AND ONLY HOLDERS OF DEPOSITARY SHARES WILL BE ENTITLED TO VOTE FOR THE DEPOSITARY STOCKHOLDER NOMINEES.

        Separate proxy cards are being sent to holders of Common Stock and to the holders of Depositary Shares. If you hold only shares of Common Stock, you will be sent only the proxy card for holders of Common Stock. If you hold only Depositary Shares, you will be sent only the proxy card for holders of Depositary Shares. If you own both Common Stock and Depositary Shares, you will be sent both proxy cards and you should complete both proxy cards if you wish to vote your respective interests in both the Common Stock and Depositary Shares.

        A stockholder may, with respect to the election of directors for which such stockholder is entitled to vote: (i) vote for the election of all named director nominees, (ii) withhold authority to vote for all named director nominees or (iii) vote for the election of all named director nominees other than any nominee(s) with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy card. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholders’ specifications marked thereon. In the absence of a specific direction from the stockholder, the proxies will be voted for the election of all named director nominees.

        A quorum is necessary to hold a valid meeting of stockholders. If stockholders entitled to cast at least a majority of the shares entitled to vote at the Annual Meeting are present in person or by proxy, a quorum will exist for purposes of electing the nominees for the Board of Directors. Shares owned by the Company are not voted at the Annual Meeting and are not counted in determining whether a quorum is present. Shares that abstain from voting on any matter (“abstentions”) and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter (“broker non-votes”) will be counted as shares present for determining whether a quorum is present. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope, even if you plan to attend the Annual Meeting in person.

        The Company’s bylaws provide that directors shall be elected by the affirmative votes of a plurality of the votes of the shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the election of directors. As a result, withholding authority to vote for a director nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors. The Company’s bylaws provide that, for all matters other than the election of directors, the affirmative vote of the majority of shares present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote on the subject matter shall be the act of the stockholders. As a result, an abstention on any such other matter that may come before the meeting will have the same effect as a vote against it, while broker non-votes will have no effect since under Delaware law they are not considered shares entitled to vote on that matter.

COMMON STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

        The seven persons named below are now directors of the Company, and have been recommended by the Nominating Committee as the Common Stockholder Nominees for election to the Board of Directors for a one-year term and designated by the Board of Directors as the Common Stockholder Nominees for election to the Board of Directors for a one-year term. The persons named in the proxy card intend to vote for the election of these Common Stockholder Nominees. Each Common Stockholder Nominee has consented to being named and to serve if elected. If any Common Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been recommended by the Nominating Committee. The Company has no reason to believe that any Common Stockholder Nominee will decline or be unable to serve. In addition, two Depositary Stockholder Nominees have been recommended by the Nominating Committee as the Depositary Stockholder Nominees for election to the Board of Directors, and designated by the Board of Directors as Depositary Stockholder Nominees for election to the Board of Directors for a one year term. The Depositary Stockholder Nominees will be submitted to a vote of the holders of the Depositary Shares. See “Depositary Stockholder Nominees for Election as Directors” below. The holders of the Company’s Depositary Shares are not entitled to vote for the election of Common Stockholder Nominees.

THE BOARD OF DIRECTORS URGES HOLDERS OF COMMON STOCK TO VOTE
“FOR” THE COMMON STOCKHOLDER NOMINEES.

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Thomas J. Coffey	Vice President-Finance, Global Infrastructure Services (since July 1999) and Vice President-Operations Analysis (from April 1998 until July 1999) of Unisys Corporation, a technology services company; Senior Vice President, Chief Financial Officer and Treasurer of Intelligent Electronics, Inc., a technology distribution company (from 1995 until September 1997); and Partner of KPMG (from 1985 until 1995).	51	2000	Audit (Chairman); Finance

Pemberton Hutchinson	Chairman of the Board of the Company (from Jan. 1992 until June 1996); Chief Executive Officer (from June 1986 until June 1993); and President of the Company (from 1980 until June 1992); Director of Mellon Financial Corporation, a banking and money management company (from Dec. 1989 until April 2001) and Teleflex Incorporated, an engineering and manufacturing company (from 1977 until April 2001).	73	1977	Executive; Corporate Governance

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Robert E. Killen	Chairman of the Board and Chief Executive Officer of The Killen Group, Inc., an investment advisory firm (since April 1996); Chairman of the Board of Berwyn Financial Services, an institutional and retail brokerage company (since October 1991).	63	1996	Compensation and Benefits (Chairman); Nominating (Chairman); Executive; Finance

Thomas W. Ostrander	Managing Director, Citigroup Global Markets Inc., an investment banking firm (and predecessor firms) (since 1989).	53	1995	Corporate Governance (Chairman); Finance (Chairman); Audit; Compensation and Benefits; Nominating

Christopher K. Seglem	Chairman of the Board of Directors (since June 1996) and Chief Executive Officer of the Company (since June 1993); President of the Company (since June 1992); Chief Operating Officer of the Company (from June 1992 until June 1993); and Executive Vice President of the Company (from December 1990 until June 1992).	57	1992	Executive (Chairman)

James W. Sight	Director of Programmers Paradise, Inc, a software marketing company (since April 2001) and private investor; Director of Mining Services International Corp., an explosives company (April 2000-2001); Director of United Recycling Industries (from 1995 until September 2000); Director of U.S. Home Corp. (from 1993 until May 2000).	48	1995	Audit; Compensation and Benefits; Corporate Governance; Executive; Nominating

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Donald A. Tortorice	St. George Tucker Adjunct Professor of Law at the College of William & Mary School of Law (since Jan. 1999); Affiliate Professor of Law and Medicine at the Medical College of Virginia (from Sept. 2002 until May 2003); Partner in the law firm of Duane, Morris & Heckscher (from 1979 until 1998) and served as Managing Partner of the Harrisburg, Pennsylvania office of the law firm (from 1979 until 1998); Director of Gear CGI, Ltd. (from 1998 until 1999); Director of Eastern Holding Co. Ltd. (from 1985 until 1999); Director of Eastern Alliance Insurance Co., Ltd. (from 1985 until 1999); Director of Educators Alliance Insurance Co. (from 1997 until 1999).	61	2003	Audit; Compensation and Benefits; Corporate Governance; Nominating

(1) See "Information About the Board and Committees" below.

DEPOSITARY STOCKHOLDER NOMINEES FOR ELECTION AS DIRECTORS

        The holders of the Depositary Shares will be entitled to elect two directors at the Annual Meeting. Each Depositary Share represents one-quarter of a share of the Company’s Series A Convertible Exchangeable Preferred Stock, the terms of which entitle the holders thereof to elect two directors if there are six or more accumulated but unpaid Preferred Stock dividends. There are six or more such unpaid dividends, and the Board of Directors accordingly has nominated two persons for election as directors by the holders of Depositary Shares.

        The persons named in the following table have been recommended by the Nominating Committee for election to the Board of Directors and designated by the Board of Directors as the Depositary Stockholder Nominees for election to the Board of Directors for a one-year term. These nominees were brought to the Company’s attention as candidates by holders of Depositary Shares and were elected to the Board of Directors in October 2000, May 2001, May 2002 and May 2003. The persons named in the proxy card intend to vote for the election of these Depositary Stockholder Nominees. Each Depositary Stockholder Nominee has consented to being named and to serve if elected. If any Depositary Stockholder Nominee should decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall have been designated by the Board of Directors. The Company has no reason to believe that any Depositary Stockholder Nominee will decline or be unable to serve. The holders of the Company’s Common Stock are not entitled to vote for the election of Depositary Stockholder Nominees.

THE BOARD OF DIRECTORS URGES HOLDERS OF DEPOSITORY SHARES TO VOTE "FOR" THE DEPOSITARY STOCKHOLDER NOMINEES.

Name	Business Experience During Past Five Years and Other Directorships	Age	Director Since	Current Committees(1)

Michael Armstrong	Private Investor (since 1995); Stockbroker, Southwest Securities, a stock brokerage company (from 1983 until 1995).	53	2000	Compensation and Benefits; Executive; Finance; Nominating

William M. Stern	Executive Vice President and Director, Stern Brothers & Company, a broker-dealer (since 1999); Vice President, Mercantile Bank Capital Markets Group, a banking company (1998-1999); Senior Vice President, Mark Twain Capital Markets Group, a banking company (1983-1998).	58	2000	Audit; Corporate Governance; Finance

(1) See "Information About the Board and Committees" below.

Information About the Board and Committees

        The Board of Directors held seven meetings during 2003. Each director attended more than 75% of the total number of meetings of the Board of Directors held and of the total number of meetings held by all committees on which he served during the time he was in office. Resolutions adopted by the Board provide that directors are expected to attend the annual meeting of stockholders. All directors attended the Company’s 2003 annual meeting of stockholders.

        The Audit Committee of the Board of Directors, comprised of Messrs. Coffey (Chairman), Ostrander, Sight, Stern and Tortorice met four times during 2003. This Committee, which reports to the Board of Directors, retains the independent auditor, reviews and monitors the independence and performance of the independent auditor, reviews the adequacy of the Company’s internal accounting controls and oversees the implementation of management recommendations. It also reviews with the Company’s independent auditors the audit plan for the Company, the internal accounting controls, the financial statements and the independent auditors’ letter to management. The Board of Directors has determined that Thomas J. Coffey is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board has also determined that each member of the Audit Committee, including Mr. Coffey, is “independent” under the American Stock Exchange’s listing standards, Section 10A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Rule 10A-3 thereunder.

        The Compensation and Benefits Committee of the Board of Directors, comprised of Messrs. Killen (Chairman), Armstrong, Ostrander, Sight and Tortorice, met four times during 2003. This Committee is responsible for assuring that the Board of Directors, various committee chairpersons and committee members, the chief executive officer, other officers, and key management of the Company are compensated appropriately and in a manner consistent with the approved compensation strategy of the Company, internal equity considerations, competitive practice and any relevant laws or regulations.

        The Executive Committee of the Board of Directors, comprised of Messrs. Seglem (Chairman), Armstrong, Hutchinson, Killen and Sight, did not meet during 2003. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company.

        The Corporate Governance Committee, comprised of Messrs. Ostrander (Chairman), Hutchinson, Sight, Stern and Tortorice, did not meet during 2003. However, the Corporate Governance Committee did meet on April 1, 2004 to review and approve a Charter and the Company’s Corporate Governance Guidelines. This Committee is authorized to provide oversight on matters related to corporate governance and structure and to make recommendations to the Board of Directors. A copy of the approved Charter and Corporate Governance Guidelines can be found on the Company’s web site at www.westmoreland.com.

        The Finance Committee of the Board of Directors, comprised of Messrs. Ostrander (Chairman), Armstrong, Coffey, Killen and Stern, met once during 2003. This Committee is authorized to provide oversight on matters related to the Company’s liquidity and capital needs and to make recommendations to the Board of Directors.

        The Nominating Committee of the Board of Directors, comprised of Messrs. Killen (Chairman), Armstrong, Ostrander, Sight and Tortorice did not meet during 2003, but did meet on February 19, 2004 to review the qualifications of potential candidates to serve as Common Stockholder Nominees and Depositary Stockholder Nominees for election to the Board of Directors and recommended a slate of candidates for consideration by the Board of Directors. Each member of the Nominating Committee is “independent” under the American Stock Exchange’s listing standards. This Committee, which reports to the Board of Directors, identifies and recommends individuals qualified to be nominated as members of the Board of Directors. A copy of the approved Nominating Committee Charter can be found on the Company’s web site at www.westmoreland.com.

        There are no family relationships between any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.

Director Candidates

        The process followed by the Nominating Committee to identify and evaluate director candidates when a vacancy exists or is anticipated includes invitations to Board members and others, including major stockholders, for recommendations, the collection of information about individuals recommended, meetings to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Committee and the Board.

        In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating Committee takes into consideration a number of criteria which include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, maturity, experience, diligence, potential conflicts of interest, willingness to serve as a Director and regularly attend and participate in Board meetings and the ability to act in the interests of all stockholders. The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of skills, experience and knowledge that will assure the Board can fulfill its responsibilities.

        Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company’s common stock for at least a year as of the date such recommendation is made, to Nominating Committee, c/o Corporate Secretary, Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO 80903. Assuming that appropriate biographical and background material has been provided on a timely basis, the Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Company’s proxy card for the next annual meeting.

        Stockholders also have the right under the Company’s bylaws to nominate director candidates directly, without any action or recommendation on the part of the Nominating Committee or the Board, by following the procedures set forth in Section 2.6, “Advance Notice of Nominees,” in the Company’s Bylaws. Among other things, a stockholder wishing to nominate a candidate for election as a director must give notice to the Company within the time period specified in such section, and the notice must include the information about the stockholder and the proposed nominee required in the Bylaws. Any stockholder wishing to nominate a candidate for election to the Board without any action or recommendation of the Nominating Committee or the Board must strictly comply with the procedures specified in Section 2.6 of the Bylaws. Candidates nominated by stockholders in accordance with the procedures set forth in the Bylaws will not be included in the Company’s proxy card for the next annual meeting.

Communicating with the Board

        Stockholders wishing to communicate with the Company are directed to the Vice President – Corporate Relations, Diane S. Jones, at Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, (719) 448-5814, diane.jones@westmoreland.com, who is primarily responsible for receiving, managing, monitoring and responding to stockholder communications. Ms. Jones, with the assistance of the Chairman and Chief Executive Officer, will report on stockholder communications to the Board and provide copies or specific summaries to directors on matters deemed to be of appropriate importance.

        In general, communications relating to corporate governance are very likely to be forwarded.

        Stockholders who wish to write directly to the Board on any topic should address such communications to the Board of Directors in care of the Chairman, Westmoreland Coal Company Board of Directors, Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, CO 80903.

BENEFICIAL OWNERSHIP OF SECURITIES

        Except as set forth in the following table, no person or entity known to the Company beneficially owned more than 5% of the Company’s voting securities as of March 31, 2004:

Number of Shares and Nature of Beneficial Ownership (1)

Name and Address of Beneficial Owner	Common Stock	Percentage of Common Stock	Depositary Shares	Percentage of Depositary Shares

Alan A. Blase 2230 SW 70th Ave., #5 Davie, FL 33317	-	-	61,114(2)	7.5%

Jeffrey L. Gendell 55 Railroad Avenue, 3rd Fl Greenwich, CT 06830	1,480,400(3)	18.5%	4,300(4)	*

The Killen Group, Inc. 1189 Lancaster Avenue Berwyn, PA 19312	416,245(5)	5.2%	750(6)	*

Redwood Asset Management, L.P. 1038 Lake Avenue Greenwich, CT 06831	425,300	5.3%	-	-

Stephen D. Rosenbaum 817 N. Calvert Street Baltimore, MD 21202	-	-	80,000(7)	9.8%

(1)	Information in this table is as of March 31, 2004, unless otherwise indicated, and is based solely on information contained in Schedules 13D and 13G and Section 16 Forms filed by the beneficial owners with the Securities and Exchange Commission ("SEC") or information furnished to the Company. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Percentages of less than 1% are indicated by an asterisk.

(2)	According to a Schedule 13G filed on February 16, 2003, a Schedule 13G filed on February 17, 2003, a Schedule 13G filed on February 16, 2003, a Schedule 13G filed on February 17, 2003 and a Schedule 13G filed on March 27, 2003, Mr. Alan Blase beneficially owns 61,114 Depositary Shares. Of the 61,114 Depositary Shares, Mr. Blase has sole voting power and sole dispositive power over 2,895 Depositary Shares and shared dispositive power over 58,219 Depositary Shares; and Mr. Frank Vicino, Sr. owns 23,085 Depositary Shares and has sole voting power over 23,085 Depositary Shares and shared dispositive power over 23,085 Depositary Shares; and Deborah Vicino Klamarus owns 3,890 Depositary Shares and has sole voting power over 3,890 Depositary Shares and shared dispositive power over 3,890 Depositary Shares; and Rosemary Vicino owns 1,539 Depositary Shares and has sole voting power over 1,539 Depositary Shares and shared dispositive power over 1,539 Depositary Shares; and Frank Vicino, Jr. owns 29,285 Depositary Shares and has sole voting power over 17,790 Depositary Shares, shared voting power over 11,495 Depositary Shares and shared dispositive power over 29,285 Depositary Shares; and Deborah Dee Vicino owns 11,915 Depositary Shares and has sole voting power over 420 Depositary Shares, shared voting power over 11,495 Depositary Shares and shared dispositive power over 11,915 Depositary Shares. See Note (1).

(3)	According to a Form 3 and Form 4 filed March 3, 2004 with the SEC, Mr. Gendell has sole voting power and sole dispositive power over 549,000 shares of Common Stock and shared voting and shared dispositive power over 931,400 shares of Common Stock held by limited partnerships and limited liability companies of which Mr. Gendell is either a managing member or general partner. See Note (1).

(4)	According to information supplied to the Company on March 5, 2004, Mr. Gendell has shared voting and dispositive power over 4,300 Depositary Shares held by a limited partnership through a limited liability company of which Mr. Gendell is either a managing member or general partner. These Depositary Shares are convertible into 7,343 shares of Common Stock, which shares of Common Stock together with the 1,480,400 shares of Common Stock reported in the table would represent 18.5% of the total shares of Common Stock outstanding. See Notes (1) and (3).

(5)	Includes 61,942 shares of Common Stock owned by Mr. Killen as a personal investment, 59,184 shares of Common Stock held jointly by Mr. Killen and his spouse, 61,500 shares of Common Stock held by a limited partnership of which Mr. Killen and his spouse are general partners and 211,723 shares of Common Stock owned by The Killen Group, Inc. ("The Killen Group"), of which Mr. Killen is the Chairman and Chief Executive Officer. Of the 211,723 shares of Common Stock, The Killen Group has voting power over 186,650 shares and dispositive power over all shares. Also includes 20,000 shares of Common Stock which may be purchased upon exercise of options under the 1996 Directors' Stock Incentive Plan and the 2000 Non-Employee Directors' Stock Incentive Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004. See Notes (1) and (6).

(6)	Includes 750 Depositary Shares jointly held by Mr. Killen and his spouse. These Depositary Shares are convertible into 1,281 shares of Common Stock, which shares of Common Stock, together with the 416,245 shares of Common Stock reported in the table, would represent 5.2% of the total shares of Common Stock outstanding. See Notes (1) and (5).

(7)	The Depositary Shares are convertible into 136,640 shares of Common Stock, which would represent 1.7% of the total shares of Common Stock outstanding. See Note (1).

        The following table sets forth information as of March 31, 2004 concerning stock ownership of individual directors and named executive officers, and of the executive officers and directors of the Company as a group:

Number of Shares and Nature of Beneficial Ownership(1)

Name of Directors, Named Executive Officers and Persons as a Group	Common Stock	Percentage of Common Stock	Depositary Shares	Percentage of Depositary Shares

Michael Armstrong	37,332(2)	*	11,334(3)	1.4%
Ronald H. Beck	4,650(4)	*	–	–
Thomas J. Coffey	34,146(5)	*	–	–
Thomas G. Durham	36,667(6)	*	–	–
Pemberton Hutchinson	91,496(7)	1.1%	–	–
Robert E. Killen	416,245(8)	5.2%	750(9)	*
W. Michael Lepchitz	77,756(10)	*	26(11)	*
Todd A. Myers	24,568(12)	*	–	–
Thomas W. Ostrander	93,661(13)	1.2%	–	–
Christopher K. Seglem	358,237(14)	4.3%	1,184(15)	*
James W. Sight	358,896(16)	4.5%	–	–
William M. Stern	31,396(17)	*	8,100(18)	1.0%
Donald A. Tortorice	11,896(19)	*	–	–
Directors and Executive Officers of the Company as a Group (13 persons)	1,576,946(20)	18.3%	21,394(21)	2.6%

_________

(1)	This information is based on information known to the Company or furnished to the Company by directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by an asterisk. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of 1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Also, shares which may be purchased under option plans are reflected in the table but are not entitled to vote unless exercised prior to the record date for the Annual Meeting. The Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "401(k) Plan") provides investment alternatives which include a Common Stock Fund and a Depositary Share Fund. All amounts included herein held through the 401(k) Plan are as of March 31, 2004.

(2)	Includes 12,500 shares of Common Stock which may be purchased upon exercise of options under the 2000 Non-Employee Directors' Stock Incentive Plan, as amended (the "2000 Directors' Plan") and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004.

(3)	Includes 4,000 Depositary Shares held by two trusts of which Mr. Armstrong is trustee, 3,500 shares held by a trust for which Mr. Armstrong exercises voting and dispositive power on behalf of the trustee, and 3,834 shares held by Mr. Armstrong as a personal investment.

(4)	Includes 950 shares of Common Stock held by Prudential Retirement ("Prudential Retirement"), as trustee of the 401(k) Plan. Also includes 3,200 shares of Common Stock which may be purchased upon exercise of options under the 1995 Long-Term Incentive Stock Plan (the "1995 Plan"), the 2000 Long-Term Incentive Stock Plan (the "2000 Plan"), and the 2002 Long-Term Incentive Stock Plan (the "2002 Plan").

(5)	Includes 17,500 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors' Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004.

(6)	Includes 1,647 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 15,650 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan, and the 2002 Plan.

(7)	Includes 52,500 shares of Common Stock which may be purchased upon exercise of options under the 1996 Directors' Stock Incentive Plan (the "1996 Plan"), the 2000 Directors' Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004.

(8)	Includes 61,942 shares of Common Stock owned by Mr. Killen as a personal investment, 59,184 shares of Common Stock held jointly by Mr. Killen and his spouse, 61,500 shares of Common Stock held by a limited partnership of which Mr. Killen and his spouse are general partners and 211,723 shares of Common Stock owned by The Killen Group, Inc. ("The Killen Group"), of which Mr. Killen is the Chairman and Chief Executive Officer. Of the 211,723 shares of Common Stock, The Killen Group has voting power over 186,650 shares and dispositive power over all shares. Also includes 20,000 shares of Common Stock which may be purchased upon exercise of options under the 1996 Directors' Stock Incentive Plan, the 2000 Non-Employee Directors' Stock Incentive Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004. See Notes (1) and (9).

(9)	Includes 750 Depositary Shares jointly held by Mr. Killen and his spouse. These Depositary Shares are convertible into 1,281 shares of Common Stock, which shares of Common Stock, together with the 416,245 shares of Common Stock reported in the table, would represent 5.2% of the total shares of Common Stock outstanding. See Notes (1) and (8).

(10)	Includes 1,443 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 52,700 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan, and the 2002 Plan.

(11)	Held by Prudential Retirement, as trustee of the 401(k) Plan.

(12)	Includes 1,214 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan. Also includes 13,300 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 2000 Plan, the 2002 Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004.

(13)	Includes 80,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan, the 1996 Plan and the 2000 Directors' Plan.

(14)	Includes 3,833 shares of Common Stock held by Prudential Retirement, as trustee of the 401(k) Plan, and 268,850 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan, the 1996 Plan, the 2000 Plan, and the 2002 Plan.

(15)	Includes 84 Depositary Shares held by Prudential Retirement, as trustee of the 401(k) Plan.

(16)	Includes 15,000 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors' Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004.

(17)	Includes 12,500 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors' Plan and 1,896 shares of Common Stock for which sale is restricted until after May 23, 2004.

(18)	Includes 4,100 Depositary Shares held by two trusts of which Mr. Stern is a trustee and beneficiary, 3,000 shares held by a trust for which Mr. Stern is sole trustee, and 1,000 shares held in trust for which Mr. Stern is sole trustee and beneficiary.

(19)	Includes 5,000 shares of Common Stock which may be purchased upon exercise of options under the 2000 Directors Plan and 5,000 shares held by Mr. Tortorice's spouse.

(20)	See Notes (2), (4 - 8), (10), (12 - 14), (16 - 17), and (19).

(21)	See Notes (3), (9), (11), (15), and (18).

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 20, 2004. The shares issuable pursuant to these options are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

EQUITY COMPENSATION PLAN INFORMATION

        The following table presents information regarding equity compensation plans as of December 31, 2003 and depicts the total number of securities to be issued upon the exercise of outstanding options, the weighted average exercise price and the number of securities available for future issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	789,400	$8.09	193,806
Equity compensation plans not approved by security holders	260,000	$12.67	44,832(1)
Total	1,049,400	$10.84	238,638

(1)This amount does not include securities which may be issued at the election of the Company for payments to recipients under the 2000 Performance Unit Plan. See the description of the 2000 Performance Unit Plan on Pages 22 to 24. Also, this amount does not include securities which may be issued to the non-employee Directors at their individual election in lieu of a cash payment for up to $12,000 of their individual annual retainer fee. See "Compensation of Directors" on pages 28-29.

CERTAIN EXECUTIVE OFFICERS

        The following sets forth certain information with respect to the executive officers of the Company as of December 31, 2003. Additional information regarding the Company’s executive officers can be found in its Annual Report on Form 10-K for the year ended December 31, 2003.

Name	Age	Position
Christopher K. Seglem(1)	57	Chairman of the Board, President and Chief Executive Officer

W. Michael Lepchitz(2)	50	Vice President, General Counsel and Secretary

Ronald H. Beck(3)	59	Vice President - Finance and Treasurer, Acting Chief Financial Officer

Thomas G. Durham(4)	55	Vice President, Coal Operations

Todd A. Myers(5)	40	Vice President, Sales and Marketing

Douglas P. Kathol(6)	51	Vice President, Development

_________

(1)	Mr. Seglem was elected President and Chief Operating Officer in June 1992, and a Director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, at which time he relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

(2)	Mr. Lepchitz joined Westmoreland in 1991 as Assistant General Counsel. In June 2000, Mr. Lepchitz was elected Vice President and General Counsel of Westmoreland Coal Company and, in May 2001, he became Corporate Secretary of Westmoreland. He is a member of the bar of Virginia.

(3)	Mr. Beck joined Westmoreland in July 2001 as Vice President - Finance and Treasurer. In September 2003, Mr. Beck also began serving as Acting Chief Financial Officer. Prior to joining Westmoreland he was a financial officer at Columbus Energy Corp. from 1985 to 2000, lastly as Vice President and Chief Financial Officer.

(4)	Mr. Durham joined Westmoreland as Vice President, Coal Operations in April 2000. For the four years prior to joining Westmoreland, he was a Vice President of NorWest Mine Services, Inc. which provides worldwide mining consulting services on surface mining and other projects. Mr. Durham has over 30 years of surface mine management and operations experience. He became a registered professional engineer in 1976.

(5)	Mr. Myers re-joined Westmoreland in January 2000 as Vice President, Marketing and Business Development and in 2002 became Vice President, Sales and Marketing. He originally joined Westmoreland in 1989 as a Market Analyst and was promoted in 1991 to Manager of the Contract Administration Department. He left Westmoreland in 1994. Between 1994 and 2000, he was Senior Consultant and Manager of the environmental consulting group of a nationally recognized energy consulting firm, specializing in coal markets, independent power development, and environmental regulation.

(6)	Mr. Kathol joined Westmoreland in August 2003 as Vice President, Development. Prior to joining Westmoreland Mr. Kathol was Vice President and Controller of NorWest Mine Services, Inc. which provides worldwide mining consulting services. Mr. Kathol has over 27 years experience evaluating and developing energy related projects.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Westmoreland Coal Company Board of Directors (“the Committee”) is composed of five directors and operates under a written charter first adopted by the Board of Directors on March 10, 2000 and amended most recently on February 26, 2004. A copy of the amended Charter is attached to this Proxy Statement as Annex A.

        Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to retain the independent auditor, review and monitor the independence and performance of the Company’s independent auditors; monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance and provide an avenue of communication among the independent auditors, management and the Board of Directors.

        In this context, the Committee met with management and the independent accountants to review and discuss the Company’s significant accounting policies, systems of internal controls, and the audited consolidated financial statements for the year ended December 31, 2003. The Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company’s independent accountants also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants the firm’s independence. The Audit Committee also considered whether the independent auditor’s provision of non-audit related services to the Company is compatible with maintaining such auditor’s independence.

        Based on its discussions with management and the independent accountants, and its review of the representations and information provided by management and the independent accountants, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Westmoreland Coal Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Thomas J. Coffey, Chairman
Thomas W. Ostrander
James W. Sight
William M. Stern
Donald A. Tortorice

EXECUTIVE COMPENSATION

         The following table sets forth information for 2003, 2002 and 2001 as to the person who held the position of Chief Executive Officer during 2003 and the other five most highly compensated executive officers at the end of 2003, whose total salary and bonus for 2003 exceeded $100,000 (the “named executive officers”). None of the named executive officers received any loans or credits from the Company.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation

Name and Principal Positions	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation ($)	Securities Underlying Options (#)	Value Earned Under 2000 Performance Unit Plan(2) ($)	Amount Paid Out Under 2000 Performance Unit Plan (2) ($)	All Other Compen- sation(3) ($)

Christopher K. Seglem,	2003	475,000	321,663	-	64,200	2,450,753	431,375	14,540
Chief Executive Officer	2002	424,825	220,254	517	31,900	-	-	10,823
and President	2001	395,220	196,820	-	15,700	-	-	-

W. Michael Lepchitz,	2003	197,184	61,847	-	16,400	681,813	112,010	7,438
Vice President, General	2002	189,625	65,705	-	10,200	-	-	33,276
Counsel and Secretary	2001	180,942	67,582	12,619	5,000	-	-	-

Ronald H. Beck,	2003	141,145	69,839	-	4,500	-	-	-
Vice President - Finance	2002	125,001	40,425	-	4,200	-	-	-
and Treasurer, Acting Chief Financial Officer	2001	72,917	24,208	-	1,100	-	-	-

Thomas G. Durham,	2003	184,697	58,143	-	15,300	345,095	60,743	7,183
Vice President, Coal	2002	173,250	53,361	-	7,600	-	-	14,205
Operations	2001	149,144	45,339	8,408	3,600	-	-	-

Todd A. Myers,	2003	166,195	72,261	-	13,400	324,791	57,169	6,988
Vice President, Sales	2002	154,875	47,702	-	6,700	-	-	3,737
and Marketing	2001	136,799	41,587	-	3,200	-	-	-

Robert J. Jaeger,	2003	150,820	-	-	-	977,024	171,973	8,541
Senior Vice President,	2002	218,670	55,054	582	11,700	-	-	7,109
Finance and Development(4)	2001	209,383	78,205	330	5,800	-	-	-

(1)	Bonuses were awarded in the reported years for performance during the respective immediately preceding year.

(2)	In 2000, Messrs. Seglem, Jaeger, Lepchitz, Durham and Myers were awarded 196,499; 66,357; 46,307; 23,438; and 22,059 performance units, respectively, under the 2000 Performance Unit Plan. Each performance unit entitled the recipient to receive a payment in cash or stock, at the election of the Compensation and Benefits Committee, equal to the difference between the base price of $2.9097, which is the average price of the Company’s common stock for the 20 trading days ending June 30, 2000 and $17.6335, which is the average price of the Company’s common stock for the 20 trading days ending June 30, 2003. As permitted by the 2000 Performance Unit Plan, the Compensation and Benefits Committee elected to pay a portion of the 2000 Award and defer payment of the balance over a period of up to five years. Of the portion paid in 2003, approximately two-thirds was paid in stock drawn from the shareholder approved 2002 Plan and approximately one-third was paid in cash. The value of the portion of the 2000 Award paid and the total of the 2000 Award are reflected in the column titled LTIP payments.

(3)	The category entitled "All Other Compensation" includes reimbursements and payments for relocation and related expenses, Company contributions to the 401(k) Plan, insurance premiums, and financial planning fees paid by the Company. The Company contributed $6,000 to the 401(k) Plan during 2003 on behalf of each of Messrs. Seglem, Lepchitz, Durham and Myers, $4,395 on behalf of Mr. Jaeger and $5,447 on behalf of Mr. Beck. In 2003, the Company paid life insurance premiums of $8,868; $1,756; $2,139; $1,343; $1,971; and $1,679 for Messrs. Seglem, Jaeger, Lepchitz, Beck, Durham, and Myers, respectively. In 2003, the Company paid financial planning fees of $640 and $720 for Messrs. Seglem and Jaeger, respectively. Payments made pursuant to Mr. Jaeger's Termination Agreement, totaling $720,000, payable over a ten-year period are reflected in the table.

(4)	Mr. Jaeger ceased to be an executive officer of the Company in August 2003.

        The following table represents information regarding options to purchase common shares granted to the named executive officers in 2003. The option grants reflected in the table consist of 2003 grants made to the listed executives under the 2002 Long Term Incentive Stock Plan (“2002 Plan”).

Option/SAR Grants in Last Fiscal Year

Individual Grants					Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term

Name	Number of Securities Underlying Options Granted (#)	Percent of total options granted to employees in fiscal year	Exercise or base price per share ($/sh)	Expiration date	5% ($)	10% ($)

Christopher K. Seglem	32,100	21.35%	$18.08	6/29/13	364,993	924,933
	32,100	21.35%	$17.80	12/30/13	359,340	910,610

Robert J. Jaeger	-	0%	-	-	-	-

W. Michael Lepchitz	8,200	5.45%	$18.08	6/29/13	93,238	236,276
	8,200	5.45%	$17.80	12/30/13	91,794	232,617

Ronald H. Beck	2,250	1.5%	$18.08	6/29/13	25,584	64,832
	2,250	1.5%	$17.80	12/30/13	25,187	63,228

Thomas G. Durham	7,650	5.1%	$18.08	6/29/13	86,992	220,428
	7,650	5.1%	$17.80	12/30/13	85,637	217,014

Todd A. Myers	6,700	4.5%	$18.08	6/29/13	76,182	193,054
	6,700	4.5%	$17.80	12/30/13	75,002	190,065

        The following table presents information regarding stock option exercises by the named executive officers in 2003 and the number of unexercised options to purchase Common Stock held by them at December 31, 2003:

Aggregated Option Exercises in the last Fiscal Year and FY-End Option Values

	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003 (#)		Value of Unexercised In-the-Money Options at December 31, 2003 ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher K. Seglem	-	-	268,850	80,150	3,561,713	42,188
Robert J. Jaeger	36,700	330,732	-	-	-	-
W. Michael Lepchitz	-	-	52,700	21,500	643,752	23,690
Thomas G. Durham	5,000	51,875	15,650	19,100	138,823	17,651
Todd A. Myers	-	-	13,300	16,750	6,328	15,561
Ronald H. Beck	-	-	3,200	6,600	11,729	9,755

        In 2000, the Board of Directors of the Company adopted a Performance Unit Plan as part of the Company’s long-term incentive program because an insufficient number of stock options were available to provide a competitive long-term incentive to key executives. The Plan is designed to link recipients’ long-term economic interest with those of the stockholders. Performance units awarded in 2000 under the 2000 Plan matured June 30, 2003. Mr. Seglem was awarded 196,449 units; Mr. Jaeger, 66,357 units; and Mr. Lepchitz, 46,307 units. Each performance unit awarded in 2000 entitled the recipient to receive a payment in cash or stock, at the election of the Company, having a value equal to the difference between the base price of $2.9097, which was the average price of the Company’s Common Stock for the 20 trading days ending June 30, 2000, and the average of trading prices for the Company’s Common Stock for the 20 trading days ending June 30, 2003, which was $17.6335. The daily average trading price for a given day is the average of the high and low trading prices for such day. The value of the final awards and that portion that the Company paid is reflected in the Summary Compensation Table on pages 19-20. The difference between what was paid and the total value of the award is the amount that the Compensation and Benefits Committee elected to defer and pay over a period of up to five years.

        Each performance unit awarded in 2001 under the 2000 Performance Unit Plan entitles the recipient to receive a payment in cash or stock, at the election of the Company, having a value equal to an amount based upon the total stockholder return percentage on the Company’s Common Stock over a three year period from the date of the grant, May 31, 2001, compared to such return during such period on the common stock of a peer group comprised of AES Corp., Alliance Resources Partners L.P., Arch Coal, Inc., BHP Billiton Limited, Beard Company, Calpine Corp., CONSOL Energy, Inc., Headwaters, Inc., Massey Energy Company, Peabody Energy Corp., RWE AG, SGI International, and Yanzhou Coal Mining Company. Total stockholder return is expressed as a percentage and then compared with the total stockholder return (expressed as a percentage) of the companies comprising the peer group. For example, if during this period, six companies in the peer group had a total stockholder return better than the Company’s and seven companies had a total stockholder return during this period worse than the Company’s, the Company’s stockholder return would rank in the 54th percentile. Each performance unit has a value of $75 at the threshold performance level, which is the Company’s total stockholder return percentage at the 40th percentile of the identified peer group of companies; $100 at the target level, which is the 60th percentile; and $200 at or above the maximum level, which is the 80th percentile; the Company’s maximum payment obligation for all performance units awarded in 2001 to the six named executive officers is $1,849,000 and to all recipients is $2,898,747. For performance between the threshold and target levels, the value of the performance units shall be increased by $1.25 for each performance percentile above the 40th percentile. For performance between the target and maximum levels, the value of the performance units shall be increased by $5 for each performance percentile above the 60th percentile. If total stockholder return percentage on the Company’s Common Stock fails to achieve the threshold level, the performance units shall have no value. Total stockholder return measures the cumulative appreciation in the relevant entities’ stock price and assumes the reinvestment of dividends.

        For the purpose of the total stockholder return percentage calculation, the base price of the Company’s Common Stock and each of the peer group’s common stock is the average of trading prices for the 20 trading days ending the day before the third anniversary of the date of the grant. The daily average trading price for a given day is the average of the high and low trading prices for such day. The ending price will be calculated on the same basis, using the 20 trading days ending the day before the third anniversary of the date of the grant. The performance units vest in one-third annual increments beginning on the first anniversary of the date of grant.

        Each performance unit awarded in 2002 under the 2000 Performance Unit Plan entitles the recipient to receive a payment in cash or stock at the election of the Company, having a value equal to an amount based on total stockholder return percentage on the Company’s Common Stock over a three year period from the date of the grant, May 31, 2002, compared to the return during such period on the common stock of a peer group comprised of AES Corp., Alliance Resources Partners L.P., Arch Coal Inc., Massey Energy Company, Peabody Energy Corp., RWE AG, AGI International, and Yanzhou Coal Mining Company. Total stockholder return is expressed as a percentage and then compared with the total shareholder return (expressed as a percentage) of the companies comprising the peer group. See the example in the paragraph above to better understand the calculation of performance unit award values. If the total stockholder return percentage on the Company’s common stock fails to achieve the threshold level, the performance units shall have no value. The threshold value for each performance unit is $75.00. The maximum value of each performance unit is $200.00 if the Company’s total stockholder return percentage is at or above the 80th percentile; the Company’s maximum payment obligation for all performance units awarded in 2002 to the five named executive officers is $1,737,000 and to all recipients is $2,525,333. Total stockholder return measures the cumulative appreciation in the relevant entities’ stock price and assumes the reinvestment of dividend. For the purpose of the total stockholder return percentage calculation, the base price of the Company’s common stock and each of the peer group’s common stock is the average of trading prices for the 20 trading days ending the day before the third anniversary of the date of the grant. The daily average trading price for a given day is the average of the high and low trading prices for such day. The ending price will be calculated on the same basis, using the 20 trading days ending the day before the third anniversary of the date of the grant. The performance units vest in one-third annual increments beginning on the first anniversary of the date of the grant.

        No performance units were granted in 2003.

Deferred Compensation Plan

        On March 7, 2003 the Board adopted a deferred compensation plan which permits recipients of performance unit awards under the 2000 Plan and subsequent long-term incentive plan awards to defer receipt of all or some percentage of any cash payments they receive. This deferral is in addition to any amount deferred by the Compensation and Benefits Committee. The deferred compensation plan is intended to be an unfunded “top hat” arrangement under Title I of ERISA as well as for income tax purposes.

Executive Severance

        Mr. Jaeger, who was one of the two named persons covered under the Executive Severance Policy, adopted in 1993, ceased to be an executive officer of the Company in August 2003. His separation agreement entitles him to receive three years credit in the 2000 Award, two years credit in the 2001 Award and one year of credit in the 2002 Award under the Company's 2000 Performance Unit Plan ("Plan"). The value, if any, of these awards and the time, manner and method of payment will be determined by the Compensation and Benefits Committee, in its sole discretion. The Termination Agreement also provides for the payment of $720,000 over the next ten years in satisfaction of the benefits Mr. Jaeger would be entitled to as a covered participant under the Westmoreland Executive Severance Policy.

Pension Plan

        The Company sponsors a Pension Plan (the “Plan”) for eligible employees of the Company and its subsidiaries to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or, in any event, upon attaining age 65.

        The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

	Years of Service

Remuneration	15	20	25	30	35

$ 125,000	$ 28,576	$ 38,101	$ 47,626	$ 57,151	$ 57,151
150,000	34,951	46,601	58,251	69,901	69,901
175,000	41,326	55,101	68,876	82,651	82,651
200,000	47,701	63,601	79,501	95,401	95,401
225,000	54,076	72,101	90,126	108,151	108,151
250,000	60,451	80,601	100,751	120,901	120,901
300,000	73,201	97,601	122,001	146,401	146,401
350,000	85,951	114,601	143,251	171,901	171,901
400,000	98,701	131,601	164,501	197,401	197,401
450,000	111,451	148,601	185,751	222,901	222,901
500,000	124,201	165,601	207,001	248,401	248,401

         The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan (the “Previous Plan”), which was terminated effective November 30, 1996 (the “Previous Plan Termination Date”). In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee’s average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus 0.5% of such average annual compensation in excess of the employee’s pay used to determine Social Security retirement benefits for each year of service to a maximum of 30 years, less the benefit, if any, provided to the participants under the Previous Plan. The Plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan, credited service under the Previous Plan is included with credited service under the Plan and a benefit amount is calculated using the above formula. The amount of the accrued benefit under the Previous Plan, calculated as of the Previous Plan Termination Date, is then subtracted to arrive at the benefit amount payable under the Plan.

        No amounts are included in the Salary column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. The Company did not and was not permitted to make contributions to this Plan for 2002, due to the full funding limitations imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially adjusted basis equivalent to a straight-life annuity. Benefit amounts set forth in the table below are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the Previous Plan.

        The amounts shown in the table above would be reduced by the amount of accrued benefit under the Previous Plan. The amount of reduction from the annual benefit for the following individuals are: Mr. Seglem—$38,162; and Mr. Lepchitz—$3,594. Since Messrs. Beck, Durham and Myers were not employees of the Company at the time the Previous Plan was terminated, they have no accrued benefit under the Previous Plan but participate in the Company’s current pension plan.

        Six years and one month of service has been credited through December 31, 2003 under the Plan subsequent to the Previous Plan Termination Date for each of Messrs. Seglem and Lepchitz. Years of credited service under the Previous Plan as of the Previous Plan Termination Date for the following individuals and the amounts received by them from the Previous Plan in December 1997 in connection with the plan termination were: Mr. Seglem—16 years, three months, $174,424; and Mr. Lepchitz—five years, $10,426.

        As of December 31, 2003, the named executive officers had the following estimated credit years of service under the Plan: Mr. Seglem, 23 years, 4 months, Mr. Jaeger, 8 years, 8 months, Mr. Lepchitz, 12 years, 1 month, Mr. Beck, 2 years, 5 months, Mr. Durham, 3 years, 8 months, and Mr. Myers, 3 years, 11 months.

        The current compensation covered by the Plan for any executive officer in the Summary Compensation Table is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

Supplemental Executive Retirement Plan

        The Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as the Plan) that are qualified under ERISA. The limitation for 2002 and 2003 is $200,000 for each year. So that the Company may provide retirement income to its senior executives and other key individuals that is commensurate as a percentage of preretirement income with that paid to other Company employees, the Company established a nonqualified Supplemental Executive Retirement Plan (the “SERP”), effective January 1, 1992, which among currently active employees covers only Mr. Seglem. The annual benefit presented in the table above includes the portion of retirement benefits payable through the SERP.

        To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Bonus amounts are included in a participant’s compensation under the SERP, although excluded under the Plan. Benefits are payable out of the Company’s general assets, and shall commence and be payable at the same time and in the same form as the Plan.

        Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from the Company's SERP of $3,708 a month.

Severance Arrangements

        The Company and its subsidiaries have severance policies. The Westmoreland Coal Company severance policies consist of an Executive Severance Policy (the “Executive Policy”) which covers Mr. Seglem, and a Severance Policy (the “Severance Policy”) which covers Messrs. Lepchitz, Beck, Durham, and Myers and certain other employees of the Company at the corporate offices.

        The Executive Policy provides that Mr. Seglem is entitled to a severance benefit in the event of certain terminations of his employment with the Company or its subsidiaries. The policy was adopted in 1993 as the Company entered a restructuring phase, and its original coverage included other senior executives who have since retired or left the Company. For purposes of the Executive Policy, a termination is deemed to have occurred and severance will be granted at any and all times for the following reasons: (i) discharge for unacceptable job performance (other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to the Company’s directors or officers); (ii) discharge due to recognition of a mistake in the recruiting process, as determined by management; (iii) a significant reduction, or increase without adequate compensation, in the nature or scope of such executive’s authority or duties; (iv) a relocation of such executive from Colorado Springs, Colorado, to any location, or a reduction in such executive’s base compensation, a material reduction of the value of the aggregate of employee benefits as described in the Policy, or cessation of eligibility for incentive bonus payments; or (v) in the event of a change in control of the Company, as defined in the Policy. The severance benefit under this policy is an amount equal to twice the executive officer’s annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amount deferred) in that year or the annual average of the executive officer’s most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance benefit will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance discounted at the two-year treasury bill rate, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services) in a lump sum cash distribution at the time of termination.

        A change in control of the Company is defined in the Policy as: (i) a transaction, acquisition, merger, other event or series of events (“events”) which results in any individual, person, entity or group acting in concert (“person”) having beneficial ownership of 20% or more of the Company’s Common Stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person’s interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company’s stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

        The Severance Policy that currently covers Messrs. Lepchitz, Durham, Beck and Myers provides that all full-time non-union employees of the Company who are not covered under the Executive Policy may be entitled to a severance benefit in the event their employment with the Company is terminated for at least one of the following reasons: (i) involuntary termination that is not for Cause; (ii) a reduction in work force; and (iii) liquidation of the Company. An employee is not eligible to receive severance benefits under the Severance Policy if the termination was voluntary or for cause. The severance benefit under this policy is an amount equal to two weeks of base salary for each year of continuous service to the Company, with a maximum of 52 weeks of base salary plus the continuation of medical, vision, and dental benefits for the balance of the month in which discharge occurred, plus one month.

        At the time of his departure from the Company in August 2003, Mr. Jaeger was covered by the Company’s Executive Severance Policy. This policy is described on pages 27-28. Mr. Jaeger’s Termination Agreement provided for a lump sum severance payable over a period of 10 years and as described above vested certain awards under the Company’s 2000 Performance Unit Plan. A copy of Mr. Jaeger’s Termination Agreement was attached to the Company’s Form 10-Q for the quarter ended September 30, 2003.

Compensation of Directors

        The Company compensates the members of its Board of Directors who are not employees of the Company (“non-employee directors”) by paying them an annual retainer and a fee for each meeting of the Board or committee that they attend and by granting them options to purchase Common Stock. These payments and option grants are the sole compensation the non-employee directors receive from the Company, and the Company does not grant them loans or credits. In 2003, each non-employee director received an annual retainer of $30,000, $18,000 of which was paid in cash and the remaining $12,000 of which directors could elect to receive in cash or in Common Stock. Each non-employee director also received $1,000 per meeting attended of the Board and of each committee of which he was a member, and the Chairman of the Audit Committee received an additional $750 per meeting, the Chairman of the Compensation and Benefits Committee an additional $650 per meeting and all other Committee Chairmen $500 per meeting attended and chaired. In addition, each non-employee director is entitled to receive, as an initial grant upon his first joining the Board, options to purchase a number of shares of Common Stock equal to $30,000 in value; each non-employee director is entitled to receive options to purchase shares of Common Stock equal to $30,000 in value annually thereafter upon his re-election to the Board or, at the option of the Compensation and Benefits Committee, a grant of restricted stock equal in value to $30,000. Pursuant to the 2000 Director’s Plan, Mr. Tortorice received options to purchase 20,000 shares of Common Stock following his appointment to the Board of Directors. In 2003, each of the non-employee directors received a grant of restricted stock equal to $30,000 pursuant to the 2000 Directors Plan, as amended. The Company altered its policy on the payment of directors’ fees to employee-directors in 2000, and Mr. Seglem has not received directors’ fees in respect of meetings of the Board of Directors or committees thereof that have taken place after March 2000.

        Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from the Company's SERP of $3,708 a month.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        Messrs. Killen (Chairman), Tortorice, Sight, Ostrander and Armstrong served on the Compensation and Benefits Committee during 2003.

        No member of this Committee was an officer or employee of the Company in 2003 or any prior year. Mr. Ostrander is a Managing Director of Citigroup Global Markets Inc., which is a subsidiary of Citigroup. A portion of Westmoreland’s reclamation bonds are secured by the pledge of certain cash accounts held by Salomon Smith Barney, Inc., a subsidiary of Citigroup. Salomon Smith Barney also provides other incidental and non-material services relating to the exercise of stock options held by various employees. A subsidiary of Citigroup, Travelers Corporate Loan Fund Inc., is among a group of lenders to Westmoreland Mining LLC. Mr. Ostrander does not have any involvement with any of these services and exercises no authority or control over the Citigroup, Travelers Corporate Loan Fund Inc. or Salomon Smith Barney or representatives from those subsidiaries that provide oversight and management for these services. No executive officer of the Company served either as a member of the compensation committee or as a director of a company, one of whose executive officers served on the Company’s Compensation and Benefits Committee, or as a member of the compensation committee of a company, one of whose executive officers served as a director of the Company.

COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation and Benefits Committee is responsible for setting the salaries and incentive compensation of the Company’s executive officers. The Committee’s objective is to oversee and administer compensation programs which attract, retain, reward and motivate highly qualified executive officers to perform their duties in a competent and efficient manner, increase the Company’s long-term profitability and build stockholder value. The Committee is composed of five independent, non-employee directors, Messrs. Killen (Chairman), Tortorice, Sight, Ostrander and Armstrong.

        Westmoreland’s compensation policy is based on the principle that financial rewards to executives should reflect the Company’s performance. By doing this, the Company aligns the interest of its executives with that of its stockholders by promoting a suitable return on investment through earnings and prudent management of the Company’s businesses. Primarily as a result of the financial challenges faced in restructuring the Company over the past decade, the Company’s compensation levels fell below those of its peer group. It is the Committee and Company’s intention to bring these to comparable levels over time.

        The Committee met on March 6, May 8, June 17 and December 16, 2003 to review compensation. To assist it, the Committee retained a nationally recognized independent human resources consulting firm, which had previously conducted a review of the Company’s compensation levels and practices for key executives and directors and assisted it in developing an appropriate compensation strategy based on Westmoreland’s strategic position, restructuring and development plan, and the compensation paid to executives of companies comparable to Westmoreland.

        Westmoreland’s executive compensation strategy has three separate elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee chose in 2003 to continue its policy of deemphasizing base salary in favor of annual incentive and long-term incentive compensation in order to align compensation with and motivate successful implementation of the Company’s strategic plan for growth and recovery. The following is a summary of each element.

        Base Salary

        The Committee determines a salary range for each of the Company’s executive officers. The range is based on: (1) the officer’s level and scope of responsibilities; (2) the median salaries of executives at similar levels or discharging similar responsibilities for companies in a “peer group”, developed by the independent human resources consulting firm; and (3) the officer’s experience and performance. In considering the second of these factors, the Company reviews a group of publicly traded companies developed by the independent human resources consulting firm that includes mining and energy companies that are similar in size to Westmoreland. It also takes into account the Company’s presence in what is called the renewal stage of a mature business.

        The Committee’s practice has been, with the consultant’s help, to establish a market range and median of the peer group companies for base salaries for particular executive officers. The data utilized in this determination is compiled from publicly available information for the comparison group of companies and from various salary surveys that are made available to the public by trade and industry associations, accounting firms, compensation consultants and professional groups.

        The Committee’s consideration of base salary increases for Messrs. Lepchitz, Beck, Durham, and Myers in 2003 was based on the information described above regarding comparable positions and companies and Mr. Seglem’s performance evaluations and recommendations. The Committee’s consideration of a base salary increase for Mr. Seglem, as the Chief Executive Officer, was also based on the independent human resources consulting firm’s study and an evaluation of performance conducted by the Committee and the Board of Directors. The Committee’s consideration of Mr. Seglem’s salary is done without Mr. Seglem’s input and without Mr. Seglem being present.

        Annual Incentive Compensation

        In April 2004, each of Westmoreland’s executive officers was awarded an annual incentive bonus based primarily on the accomplishment of performance-based strategic criteria during the year ended December 31, 2003 and contributions to the Company’s progress and effort. These performance-based strategic criteria are established annually by the Committee under the Company’s Annual Incentive Plan and, for 2003, included goals and objectives related to safety at the operations and increases to budgeted cash. The Plan also included a discretionary component of up to 30% of target for recognition of the accomplishment of strategic objectives, outstanding performance, special efforts, and so on. Messrs. Seglem, Lepchitz, Beck, Durham, and Myers were awarded performance-based bonuses of $321,663, $61,847, $69,839, $58,143, and $72,261, respectively, for 2003, reflecting average awards equal to 99% of targeted levels. Target levels are based on the independent human resources consulting firm’s market comparison studies and range from 30% to 60% of base salary according to the responsibility level of the executive. An executive’s annual incentive performance award is equal to (i) the percentage of the executive’s target level awarded multiplied by (ii) the target level (which is a percentage of the executive’s base salary), multiplied by (iii) the executive’s base salary.

        Long-Term Incentive Compensation

        The Committee believes that long-term incentive compensation is the most direct way of tying executive compensation to increases in value for the stockholder. The Company’s long-term incentive compensation plan is comprised of the award of stock options and grants under long-term incentive stock plans and/or cash or stock under a performance unit plan. The Performance Unit Plan was adopted in 2000, at a time when the Company did not have adequate shares available in approved long-term incentive stock plans to compensate employees at levels competitive with the market or its peer group exclusively through the use of stock grants or options.

        In 2003, again with the independent human resources consulting firm’s advice and assistance, the Committee evaluated the level of long-term incentives provided to each of the executive officers of Westmoreland and each officer’s relative potential for contributions to corporate performance. During the year ended December 31, 2003, the Committee granted options, respectively, to the named executive officers in the following amounts: Mr. Seglem – options to purchase 64,200 shares under the 2002 Long-Term Incentive Stock Plan; Mr. Lepchitz – options to purchase 16,400 shares under the 2002 Long-Term Incentive Stock Plan; Mr. Durham – options to purchase 15,300 shares under the 2002 Long-Term Incentive Stock Plan; Mr. Beck – options to purchase 5,000 shares under the 2002 Long-Term Incentive Stock Plan; and Mr. Myers – options to purchase 13,400 shares under the 2002 Long-Term Incentive Stock Plan. The independent human resources consulting firm advised the Company that these levels of long-term incentive compensation remained materially below those at comparable companies.

        Compensation of Chief Executive Officer

        Mr. Seglem's base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee in the same manner as is used by the Committee for executive officers generally. Mr. Seglem's total compensation package is designed to be aligned with the financial interests of the stockholders. A substantial portion of Mr. Seglem's cash compensation for the year is incentive-based and is therefore at risk to the extent that Westmoreland fails to meet or exceed performance goals determined by the Committee. In 2003, the Committee increased Mr. Seglem's base salary from $425,825 to $475,000 as of July 1, 2003, on the basis of his individual performance in 2003 and the market median for his position. In addition, Mr. Seglem received an annual incentive award of $321,663, which award was 112% of the targeted level.

        Deductibility of Certain Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company’s Chief Executive Officer and four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation will be treated as qualified performance-based compensation under Section 162(m). In addition, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

        Charter

        On April 8, 2002, the Committee approved and adopted a written charter to govern its activities. The charter was amended on April 1, 2004. The Committee’s Charter, as amended, can be found on the Company’s web site at www.westmoreland.com.

Robert E. Killen, Chairman
Michael Armstrong
Thomas Ostrander
James W. Sight
Donald A. Tortorice

Performance Graph

        The following Performance Graph compares the cumulative total stockholder return on the Company’s Common Stock for the five-year period December 31, 1998 through December 31, 2003 with the cumulative total return over the same period of the AMEX Market Index and the Dow Jones Coal Index, which is comprised of the following companies: Alliance Resource Partners, Arch Coal Inc., Consol Energy Inc., Fording Canadian Coal Trust, Massey Energy Co., Natural Resource Partner, Peabody Energy Corp., Penn Virginia Resource Partners, and Yanzhou Coal Mining Co. These comparisons assume an initial investment of $100 and reinvestment of dividends. The Common Stock and Depositary Shares traded on the New York Stock Exchange until December 23, 1996, when trading was halted in connection with the 1996 Bankruptcy Filing. Public trading for the Common Stock and Depositary Shares resumed in February 1997 on the Over The Counter Bulletin Board. After the Company emerged from bankruptcy in January 1999, it applied to list the Common Stock and the Depositary Shares on the American Stock Exchange. On April 16, 1999, the Common Stock and Depositary Shares began trading on the AMEX.

COMPARISON OF CUMULATIVE TOTAL RETURN
Among Westmoreland Coal Company,
AMEX Market Index and Dow Jones Coal Index

CERTAIN TRANSACTIONS

        Pursuant to the preferred stock repurchase program, approved by the Board of Directors on August 9, 2002, the Company, in 2003, purchased a total of 7,000 Depositary Shares from Wynnefield Partners Small Cap Value, L.P.I. and Wynnefield Small Cap Offshore Fund, Ltd. Total consideration paid to the Wynnefield entities was $212,800.

        Mark Seglem, the brother of Christopher Seglem, the Company’s Chairman of the Board, President, and Chief Executive Officer, is the Vice President of Northwestern Resources Co., an indirect subsidiary of the Company. In 2003, Mr. Mark Seglem was paid $91,150 in total compensation and granted options to purchase 7,500 shares of the Company’s Common Stock at an exercise price of $17.82 per share. The options are exercisable over a three year period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the knowledge of management, based solely on its review of such reports furnished to the Company, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 2003.

INDEPENDENT AUDITORS

        KPMG, LLP, independent public accountants, served as the independent auditors of the Company for the fiscal year ending December 31, 2003 and have been selected to serve as the Company’s independent auditors for 2004. The Company expects that a representative of that firm will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from the stockholders.

        Independent Auditor's Fees

        The following table summarizes the fees of KPMG LLP, our independent auditor, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years:

Fee Category	2003	2002

Audit Fees (1)	$409,472	$404,002
Audit-Related Fees (2)	$56,350	$22,000
Tax Fees (3)	$88,805	$318,228

All Other Fees (4)	$-	$-
Total Fees	$554,627	$744,230

(1)     Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)     Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under "Audit Fees". These services relate to employee benefit audits and consultations concerning financial accounting and reporting standards.

(3)     Tax fees consist of fees for tax compliance and tax advice services. Tax compliance services, which relate to preparation of original and amended tax returns, claims for refunds and tax payment-planning services, accounted for $5,902 of the total tax fees paid for 2003 and $230,018 of the total tax fees paid for 2002. Tax advice services relate to assistance with tax audits and appeals and employee benefit plans.

Pre-Approval Policy and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditor. This policy generally provides that the Company will not engage its independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

        The Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditor. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

STOCKHOLDER PROPOSALS

        In order to be considered for inclusion in the Company’s proxy materials for the 2005 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary no later than December 20, 2004. A stockholder proposal intended to be brought before the 2005 Annual Meeting without inclusion in the Company’s proxy materials must be received by the Corporate Secretary no earlier than January 21, 2005 and no later than February 20, 2005, which is not less than 90 nor more than 120 days prior to the anniversary date of the preceding year’s Annual Meeting of Stockholders (or special meeting in lieu of an annual meeting). All proposals should be addressed to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, Attention: Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

*    *    *

Upon the written request of any person who on the record date was a record owner of Company stock, or who represents in good faith that he or she was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send such person, without charge, a copy of its Annual Report on Form 10-K for 2003, as filed with the Securities and Exchange Commission. Requests for this Report should be directed to Westmoreland Coal Company, 14th Floor, 2 North Cascade Avenue, Colorado Springs, Colorado 80903. The Company has adopted a Code of Conduct/Policy which is applicable to all employees, including all senior officers and financial personnel. A copy of the Company’s Code of Conduct Policy can be found on the Company’s web site at www.westmoreland.com. The Company will provide any person, without charge, upon request, a copy of its Code of Conduct. Requests for the Code of Conduct should be in writing and should be directed to the attention of the General Counsel of the Company at the preceding address.

OTHER BUSINESS

        The Board of Directors has no present intention of bringing any other business before the meeting and has not been informed of any other matters that are to be presented to the meeting. If any other matters properly come before the meeting, however, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By order of the Board of Directors

/s/ W. Michael Lepchitz

W. Michael Lepchitz
Secretary

ANNEX A

AUDIT COMMITTEE CHARTER

I.  Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established by management and the Board; and the Company’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

Monitor the independence and direct the performance of the Company’s independent auditors.

Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Audit Committee is empowered, without further action by the Board, to cause the Company to pay the compensation of such legal, accounting, or other consultants or experts.

II.  Audit Committee Composition and Meetings

The Audit Committee shall be comprised of three or more directors, each of whom shall be independent, as such term is defined by applicable law, the Rules and Regulations thereunder, and the Rules of the principal stock exchange on which the Company’s securities are then traded (or if the Company’s securities are not traded on the New York or American Stock Exchange, the Rules of NASDAQ). All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee shall be financially sophisticated, in that he or she shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and at least one member of the Committee (who may be the financially sophisticated member referred to in the preceding clause) shall be a “financial expert”, as such term is defined by applicable SEC Rules.

Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote. Members of the Committee shall be selected by the Board and the Board may remove members of the Committee with or without cause. The compensation of the Committee shall be as determined by the Board.

Audit Committee members shall be elected by the Board. If an Audit Committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet on at least a quarterly basis, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The agenda should be developed in consultation with management, other committee members, and independent auditors. The agenda should be consistent with this charter. The Committee shall meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, at least quarterly, the Committee or its Chair should communicate with management, and the Committee shall meet with the independent auditors’ to review the Company’s financial statements and significant findings based upon the auditors limited review procedures.

III.  Audit Committee Responsibilities and Duties

Review Procedures

To fulfill its responsibilities and duties, the Audit Committee shall:

        Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

        Review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion, and communicate to the Board of Directors its recommendation that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

        In consultation with management and independent auditors consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management’s responses, including the status of previous recommendations.

        Review with financial management and the independent auditors the Company’s quarterly financial results prior to the release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

Independent Auditors

        The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall be directly responsible for (i) appointing, evaluating, overseeing, and when necessary terminating any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company and (ii) setting the compensation of each such registered public accounting firm. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of any such registered public accounting firm. The Audit Committee shall review the independence and performance of the auditors and annually appoint the independent auditors or discharge the auditors when circumstances warrant.

        The Audit Committee shall review and approve the fees and other significant compensation as negotiated by management to be paid to the independent auditors.

        The Audit Committee shall ensure that it receives, from the independent auditors, a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1, and the Audit Committee shall actively engage in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor. The Audit Committee shall take, or recommend that the full board take, appropriate action to oversee the independence of the outside auditor.

        The Audit Committee shall review and approve the independent auditors’ audit plan – discuss scope, staffing, locations, reliance upon management, and general audit approach. The Audit Committee should be satisfied that the audit plan is sufficiently detailed and covers any significant areas of concern that the Audit Committee may have.

Prior to releasing the year-end earnings and/or annual financial statements, the Audit Committee shall discuss the results of the audit with the independent auditors. The Audit Committee shall be directly responsible for resolving disagreements between management and the auditor regarding financial reporting.

        The Audit Committee shall discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61and the management letter from the auditors containing comments and recommendations involving internal control and other operational matters. The Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding (i) critical accounting policies and practices; (ii) alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with the Company’s management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (iii) other material written communications between the independent auditor and the Company’s management.

        The Audit Committee shall consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

        The Audit Committee shall preapprove audit services to be provided to the Company, whether provided by the Company’s principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by an independent auditor; provided, however, that de minimis non-audit services may be approved in accordance with applicable SEC rules. The Audit Committee shall cause the Company to disclose in its periodic SEC reports the approval by the Audit Committee of any non-audit services to be performed by its independent auditor.

Legal Compliance

        On at least an annual basis, the Audit Committee shall review, with the Company’s counsel, any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

        The Audit Committee shall review all reports concerning any fraud or regulatory noncompliance that occurs at the Company. This review should include consideration of the internal controls that should be strengthened to reduce the risk of a similar event in the future.

        The Audit Committee shall receive and review the reports of the Company’s Chief Executive Officer and Chief Financial Officer required by Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

        The Audit Committee shall review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

Other Audit Committee Responsibilities

        The Audit Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement. The report should state that the Audit Committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 and include a statement if based on this review if the Audit Committee recommended to the board to include the audited financial statements in the annual report filed with the SEC.

        The Audit Committee shall establish and periodically review procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        The Audit Committee shall perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

        The Audit Committee shall maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

        The Audit Committee shall periodically perform self-assessment of the Audit Committee's performance.

        The Audit Committee shall review financial and accounting personnel succession planning within the Company.

        The Audit Committee shall oversee related party transactions entered into by the Company and potential conflicts of interest.